Exhibit 3.3
                   Sample Stock Certificate of the Registrant

                                     SAMPLE

                              CAPITAL MACHINE, INC.

This certifies
that
is the owner of

             FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK OF
                              Capital Machine, Inc.

  transferable on the books of the corporation in person or by duly authorized attorney upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to the laws of the State of Delaware, and to the Certificate of Incorporation and Bylaws of the Corporation,
 as now or hereafter amended. This certificate is not valid unless countersigned by the Transfer Agent.

WITNESS the facsimile seal of the Corporation and the signature of its duly authorized officers.

DATED